Impact of August 2020 Warrant Distribution on Long-Term Incentive Awards

On June 26, 2020, Occidental’s Board of Directors declared a distribution to holders of its common stock of warrants to purchase additional shares of common stock. On August 3, 2020 (the “Distribution Date”), holders of Occidental common stock received 1/8th of a warrant for each share of common stock held as of July 6, 2020, the record date, and each warrant entitles the holder to purchase one share of Occidental common stock for an initial purchase price of $22 per share. The warrants are listed on the New York Stock Exchange (“NYSE”) separately under the ticker symbol “OXY WS” and trade separately from Occidental common stock. Holders are able to sell the warrants at the then-prevailing market price on the NYSE, subject to compliance with Occidental’s insider trading policy and applicable securities laws.

If you held equity-based long-term incentive awards that were outstanding on the Distribution Date, then those awards will be adjusted in connection with the warrant distribution. This memo describes the adjustment methodology for your awards.

Option Awards

The formula below shows the adjustment for Option Awards:

Number of shares of common stock underlying award	x	Adjustment Ratio (1)	=	Adjusted number of shares of common stock (rounded down to the nearest whole share)
Exercise price per share	/	Adjustment Ratio	=	Adjusted exercise price (rounded up to the nearest whole cent)

(1) The “Applicable Ratio” is approximately 1.039 and represents a fraction equal to (i) (A) the product of (x) the average of the high and low prices of a warrant trading on the NYSE on August 4, 2020 and (y) 1/8, plus (B) the closing sales price of Occidental common stock on August 4, 2020 over (ii) the closing sales price of Occidental common stock on August 4, 2020

Example

If an Option Award covers 100 shares of common stock at a per share exercise price of $40 and the Applicable Ratio equals 1.039, then the adjusted number of shares of common stock covered by the Option Award would be 103 and the adjusted per share exercise price would be $38.50.

Stock Appreciation Right Awards

The formula below shows the adjustment for Stock Appreciation Right Awards:

Number of shares of common stock underlying award	x	Adjustment Ratio (1)	=	Adjusted number of shares of common stock (rounded down to the nearest whole share)
Grant price per share	/	Adjustment Ratio	=	Adjusted grant price (rounded up to the nearest whole cent)

(1) The “Applicable Ratio” is approximately 1.039 and represents a fraction equal to (i) (A) the product of (x) the average of the high and low prices of a warrant trading on the NYSE on August 4, 2020 and (y) 1/8, plus (B) the closing sales price of Occidental common stock on August 4, 2020 over (ii) the closing sales price of Occidental common stock on August 4, 2020

Example

If a Stock Appreciation Right Award covers 100 shares of common stock at a per share grant price of $40 and the Applicable Ratio equals 1.039, then the adjusted number of shares of common stock covered by the Stock Appreciation Right Award would be 103 and the adjusted per share grant price would be $38.50.

Restricted Stock Awards (including Performance-Based Restricted Stock)

Subject to your continued service with Occidental through August 31, 2020, you will receive, on August 31, 2020, a number of fully vested warrants equal to:

Number of shares of common stock underlying award	x	Distribution Ratio(1)	=	Number of warrants (rounding up to the nearest warrant)(2)

(1) The “Distribution Ratio” is 1/8 of a warrant per share of common stock
(2) Upon vesting, warrants will be “net-settled” for tax withholding

If you do not remain employed through August 31, 2020, your warrants will be forfeited. Warrants will not be issued to former employees who hold restricted shares.

Time-Based Restricted Stock Unit Awards

Within 60 days following the Distribution Date, you will receive a number of fully vested warrants equal to:

Number of shares of common stock underlying award	x	Distribution Ratio(1)	=	Number of warrants (rounding up to the nearest whole warrant)(2)

(1) The “Distribution Ratio” is 1/8 of a warrant per share of common stock
(2) Upon vesting, warrants will be “net-settled” for tax withholding

Performance-Based Stock Unit Awards

Within 60 days following the Distribution Date, you will receive a number of restricted warrants equal to:

Number of shares of common stock underlying award (based on target performance)	x	Distribution Ratio(1)	=	Number of restricted warrants (rounding up to the nearest whole warrant)(2)

(1) The “Distribution Ratio” is 1/8 of a warrant per share of common stock
(2) Upon vesting, warrants will be “net-settled” for tax withholding

The warrants will vest upon satisfaction of the threshold performance conditions and service-based vesting conditions applicable to the underlying Performance-Based Stock Unit Award. If the applicable threshold performance is not achieved or the service-vesting condition is not achieved, the warrants will be forfeited. If vested, warrants will be delivered at the same time that the underlying Performance-Based Stock Unit Award is settled.

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You can view your equity awards through your StockPlan Connect account with Morgan Stanley by going to www.stockplanconnect.com and logging on with your user name and password. Any warrants from the adjustments described above will be viewable as soon as administratively practicable after issuance. See the related FAQ document for more information.

Note that the warrant adjustments described in this document do not pertain to any shares you previously acquired from vested and settled or exercised awards that are held at Morgan Stanley or with any other broker. Those shares of Occidental common stock, to the extent outstanding on the July 6, 2020 record date, participated in the distribution of warrants on the Distribution Date.

Please send an email to OxyWarrants@Oxy.com with any questions.